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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.    --   )*
                                          --------


                       Interscience Computer Corporation
                 ---------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                 ---------------------------------------------
                        (Title of Class of Securities)

                                   46069K106
                            ----------------------
                                (CUSIP Number)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

 [ ] Rule 13d-1(b)

 [X] Rule 13d-1(c)

 [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 46069K106                   13G                      Page 2 of 4 Pages
-------------------                                            -----------------

1.  NAME OF REPORTING PERSON AND S.S. OR I.R.S. IDENTIFICATION NO.

     BancTec USA, Inc.                                 52-0888295
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)  [ ]
                                                       (b)  [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5.  SOLE VOTING POWER

            164,600

        6.  SHARED VOTING POWER

            None

        7.  SOLE DISPOSITIVE POWER

            164,600

        8.  SHARED DISPOSITIVE POWER

            None
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     164,600
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                                                        [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     CO
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                                                               Page 3 of 4 Pages

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

ITEM 1. (a)  NAME OF ISSUER:

             Interscience Computer Corporation

        (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             5636 Colodny Drive, Suite 100, Agoura Hills, California 91301

ITEM 2. (a)  NAME OF PERSON FILING:

             BancTec USA, Inc.

        (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             4851 LBJ Freeway, Suite 1100, Dallas, Texas 75244

        (c)  CITIZENSHIP:

             Delaware

        (d)  TITLE OF CLASS OF SECURITIES:

             Common

        (e)  CUSIP NUMBER:

             46069K106

ITEM 3.      This statement is filed pursuant to (S)240.13d-1(c).

ITEM 4.      OWNERSHIP:

             (a)  Amount Beneficially Owned: 164,600 shares

                  The Filer received shares pursuant to Issuer's bankruptcy plan of reorganization as partial payment to the Filer as an unsecured creditor of Issuer.

             (b)  Percent of Class:    6.5%

             (c)  Number of Shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:      164,600
                  (ii)  shared power to vote or to direct the vote:    None
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                                                               Page 4 of 4 Pages


          (iii) sole power to dispose or to direct the disposition of:   164,600
          (iv)  shared power to dispose or to direct the disposition of: None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G is true, complete, and correct.

Date:    August 6, 1998



                                         /s/ Tod V. Mongan
                                         ------------------------------------
                                         Tod V. Mongan, Senior Vice President
                                         BancTec USA, Inc.